--------------
                     U.S. SECURITIES AND EXCHANGE COMMISSION
    FORM 4                     Washington, DC. 20549

--------------    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
                    1934, Section 17(a) of the Public Utility
         Holding Company Act of 1935 or Section 30(f) of the Investment
                               Company Act of 1940

[ ] Check this box if no                                 OMB APPROVAL
    longer subject to
    Section 16.  Form 4
    or Form 5                                  OMB Number             3235-0287
    obligations may                            Expires       September 30, 1998
    continue.  See                             Estimated
    Instruction 1(b).                          average burden
                                               hours per response ..........0.5

(Print or Type Responses)

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1. Name and Address of Reporting     2. Issuer Name and Ticker or Trading Symbol
   Person
                                             U.S. Laboratories, Inc. (USLB)
 WASILEWSKI  JOSEPH       M.
--------------------------------------------------------------------------------
   (Last)    (First)   (Middle)      3. IRS or Social       4. Statement for
                                        Security               Month/Year
                                        Number of Reporting
 16 Hill Road                           Person (Voluntary)     August 1999
--------------------------------------                       -------------------
              (Street)

 Lincroft, New Jersey        07738
--------------------------------------
(City)        (State)       (Zip)

5. If Amendment,
   Date of Original
   (Month/Year)


6. Relationship of                             7. Individual or Joint/Group
   Reporting Person to Issuer                     Filing (Check Applicable Line)
    (Check all applicable)
                                                     X   Form filed by One
                                                         Reporting Person
     X  Director          ___ 10% Owner            ____  Form filed by More than
     X  Officer (give     ___ Other (specify             One Reporting Person
                 title            below)
                 below)

      Chief Financial Officer, Director
    --------------------------------------

   Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security      2. Trans-      3. Trans-     4. Securities Acquired    5. Amount of     6. Ownership    7. Nature of
   Instr. 3)                 action         action        (A) or Disposed of        Securities       Form:           Indirect
                             Date           Code          (D) (Instr. 3, 4          Beneficially     Direct (D)      Beneficial
                             (Month/        (Instr. 8)    and 5)                    Owned at End     or Indirect     Ownership
                             Day/           ------------------------------------    of Month         (I)             (Instr. 4)
                             Year)                               (A) or             (Instr. 3 and    (Instr. 4)
                                            Code   V     Amount  (D)     Price      4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                8/31/99          P           2,500     A    $ 3.19     6,707                 D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


Reminder:  Report on a separate line for each class of securities
           beneficially owned directly or indirectly.                                                                         (Over)
*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).                                                                                                          SEC 1474 (7/96)


------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative   2.  Conver-   3.  Trans-   4.  Trans-   5.  Number of   6.  Date Exercisable   7.  Title and Amount
    Security                  sion or       action       action       Derivative      and Expiration         of Underlying
    (Instr. 3)                Exercise      Date         Code         Securities      Date (Month/Day/       Securities
                              Price of      (Month/      (Instr.      Acquired (A)    Year)                  (Instr. 3 and 4)
                              Deri-         Day/         8)           or Disposed     ------------------------------------------
                              vative        Year)                     of (D)           Date    Expira-      Title    Amount or
                              Security                                (Instr. 3, 4     Exer-    tion                 Number of
                                                                      and 5)          cisable   Date                 Shares
                                                      ----------------------------
                                                       Code   V       (A)    (D)
------------------------------------------------------------------------------------------------------------------------------------










8.  Price       9.  Number         10.  Ownership      11.  Nature
    of              of Deriv-           Form of             of
    Deriv-          ative               Derivative          Indirect
    ative           Secu-               Security;           Bene-
    Secu-           rities              Direct (D)          ficial
    rity            Bene-               or Indirect         Own-
    (Instr.         ficially            (I)                 ership
    5)              Owned               (Instr. 4)          (Instr. 4)
                    at End
                    of Month
                    (Instr. 4)
--------------------------------------------------------------------------------



Explanation of Responses:





**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).




                            /s/ Joseph  Wasilewski            September 7, 1999
                            --------------------------        ------------------
                           **  Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.